Filed Pursuant to Rule 433
Registration No. 333-211416
May 15, 2017
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated May 15, 2017)

Issuer:	Gulf Power Company
Security:	Series 2017A 3.30% Senior Notes due May 30, 2027
Expected Ratings:*	A2 (Stable)/A- (Negative)/A (Stable) (Moody’s/Standard & Poor’s/Fitch)
Size:	$300,000,000
Initial Public Offering Price:	99.830% of principal amount
Maturity Date:	May 30, 2027
Treasury Benchmark:	2.375% due May 15, 2027
Benchmark Treasury Yield:	2.34%
Spread to Treasury:	+98 basis points
Re-offer Yield:	3.32%
Coupon:	3.30%
Optional Redemption:
Make-Whole Call:	Prior to February 28, 2027 at T+15 basis points
Par Call:	On or after February 28, 2027 at 100%
Interest Payment Dates:	May 30 and November 30 of each year, beginning November 30, 2017
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	402479 CF4/US402479CF43
Trade Date:	May 15, 2017
Expected Settlement Date:	May 18, 2017 (T+3)
Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. MUFG Securities Americas Inc.
Co-Managers:	BBVA Securities Inc. Fifth Third Securities, Inc. Apto Partners, LLC Drexel Hamilton, LLC Mischler Financial Group, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Gulf Power Company collect at 1-404-506-0776, Barclays Capital Inc. toll free at 1-888-603-5847, BNP Paribas Securities Corp. toll free at 1-800-854-5674 or MUFG Securities Americas Inc. toll free at 1-877-649-6848.